Exhibit 99

Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

ALIGN TECHNOLOGY ANNOUNCES ORGANIZATIONAL CHANGES
Appoints Greg Morrow to New Role as VP and GM of Invisalign Business;
VP of Research and Development Departs

SAN JOSE, Calif., December 5, 2012 -- Align Technology, Inc. (Nasdaq: ALGN) today initiated a set of organizational changes to more effectively support business functions along its Clear Aligner and Scanner and CAD/CAM Services product lines. Product and brand marketing veteran Greg Morrow will join Align as vice president and general manager for the Clear Aligner product line, reporting directly to Tim Mack, senior vice president, marketing and business development. Mr. Mack will continue in his current position and take on the additional role of general manager for the Scanner and CAD/CAM Services product line.

"Greg brings a wealth of marketing, brand and business unit management knowledge to Align, with deep experience across many industries and consumer brands, most recently with Johnson & Johnson’s Vision Care Division, and prior to that with well-respected brands such as Coca-Cola  and Procter & Gamble. We are excited to have him join the team and to help accelerate growth and adoption of Invisalign worldwide.” said Mr. Mack.

In addition, Dana Cambra, vice president, research and development, has left the Company. On an interim basis, Align President and CEO Thomas M. Prescott will oversee R&D and Information Technology.

 “Under Dana’s leadership, the R&D and IT groups have made significant contributions to the success of the Company and we appreciate Dana’s role in building up those organizations,” said Mr. Prescott. “I’m confident that our very experienced and talented team will continue to drive industry-leading products and clinical innovation for Invisalign and iTero scanner technology.”

There will be a small reduction in workforce related to these organizational changes that will impact approximately 25 full time employees across the Company. Align will incur approximately $2.1 million in costs for severance of which $1.9 million will be recognized in the fourth quarter of 2012 and $0.2 million in the first quarter of fiscal 2013. Based on this, as well as continued softness in the dental market and the disruption of its customers’ practices from Superstorm Sandy, Align now expects revenue and EPS to be at the low-end of its previously reported Q4’12 guidance. As of September 30, 2012 Align had a regular employee base of approximately 3,090 worldwide.

Forward Looking Statement
This news release contains forward-looking statements, including statements regarding anticipated net revenue and earnings per share. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, difficulties predicting customer and consumer purchasing behavior, the willingness and ability of our customers to maintain and/or increase utilization in sufficient numbers, continued customer demand for our existing and new products, changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence, the timing of case submissions from our doctors within a quarter, acceptance of our products by consumers and dental professionals, competition from existing and new competitors, and the loss of key personnel. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on February 29, 2012. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers.
To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.

Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes iTero and OrthoCAD iOC scanning systems, OrthoCADiCast, and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.